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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT



   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
    DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 18, 1997




                              IMCO RECYCLING INC.
             (Exact name of registrant as specified in its charter)




        DELAWARE                         1-7170                 75-2008280
(State or other jurisdiction          (Commission            (I.R.S. Employer
     of incorporation)                File Number)          Identification No.)


                      5215 NORTH O'CONNOR BLVD., SUITE 940
                        CENTRAL TOWER AT WILLIAMS SQUARE
                              IRVING, TEXAS 75039
                             (Address of Principal
                               Executive Offices)

                                 (972) 869-6575
              (Registrant's telephone number, including area code)


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         With respect to each contract, agreement or other document referred to herein and filed with the Securities and Exchange Commission as an exhibit to this report, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

ITEM 5.  OTHER EVENTS.

         On September 18, 1997, IMCO Recycling Inc. (the "Company") announced that it had entered into a non-binding letter of intent to acquire (the "Alchem Acquisition") in a privately-negotiated transaction all of the capital stock of Alchem Aluminum, Inc. ("Alchem"), in exchange for cash and 1,208,339 shares of common stock, $0.10 par value per share ("Common Stock"), of the Company. The amount of cash to be paid will be determined by deducting from $26,250,000, the aggregate amount of Alchem's obligations for borrowed money outstanding as of the closing date of the acquisition. At September 30, 1997, the amount of Alchem's indebtedness for borrowed money outstanding was $13,416,000.

         A total of 150,000 shares of Common Stock to be issued will be held in escrow by the Company for three years from the closing date of the Alchem Acquisition as potential recourse for the Company for breaches of representations and covenants by the Alchem shareholders. The terms of the letter of intent (which was amended on September 29, 1997) also provide that all shares of Common Stock to be issued in connection with the Alchem Acquisition will be contractually restricted from resale. Pursuant to the terms of the purchase agreement to be entered into between the Alchem shareholders and the Company, up to 350,000 shares of Common Stock may be transferred after one year from the closing date, up to an additional 350,000 shares may be transferred after two years from the closing date and all remaining shares may be transferred after three years. In addition, the Company plans to grant "piggyback" registration rights beginning in 1998 and rights to one demand registration commencing after the third anniversary of the closing date to the Alchem shareholders with regard to the shares of Common Stock to be issued in the Alchem Acquisition. The Company intends to account for the Alchem Acquisition using the purchase method of accounting.

         Alchem is a producer of specification aluminum alloys for automotive manufacturers and their suppliers and has been operating its facility located in Coldwater, Michigan since 1972. Alchem and the Company have also been operating under a joint venture agreement entered into in 1995 to construct and operate an aluminum recycling plant adjacent to Alchem's processing facility in Coldwater. This joint venture facility began operating in February 1997 and is expected to reach full capacity in October 1997. Alchem's facility has an annual melting capacity of 180 million pounds; the joint venture facility with the Company has an annual capacity of 150 million pounds. For its fiscal year ended October 31, 1996, Alchem had net sales of $112 million. For the six months ended June 30, 1997, Alchem had net sales of $74 million.

         The Alchem Acquisition will permit the Company to increase its participation in the automotive industry, broaden its customer base and expand its product range to include specification alloys. When the acquisition is completed, it is estimated that approximately 30% of the Company's annual domestic capacity will be supplied to the transportation sector. The acquisition is expected to increase the Company's total 1998 processing capacity to approximately 2.6 billion pounds.

         The terms concerning the acquisition contained in the letter of intent are non-binding on the signatories thereto. In addition, the Alchem Acquisition is subject to the conditions contained in the letter of intent and conditions to be contained in the purchase agreement to be entered into in connection with the acquisition. Although the Company believes that such conditions will be fully satisfied on or before the anticipated closing date of October 31, 1997, many of these conditions are beyond the control of the Company and there can be no assurance of when or whether the closing of the Alchem Acquisition


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will occur. Closing conditions will include the satisfaction of usual and customary closing conditions including the absence of any injunction or other legal restraint, the consent of third parties and governmental entities, the accuracy in all material respects of the representations and warranties to be made in the purchase agreement and the performance of all pre-closing agreements.

          Upon the closing of the Alchem Acquisition, it is expected that William Warshauer, the primary stockholder of Alchem, his family and certain affiliates of Alchem will own approximately 1.2 million shares of Common Stock, or 8.7% of the total outstanding shares of Common Stock.

ITEM 7.  FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits

10.1 Letter of Intent dated September 15, 1997, by and between the Company and Alchem Aluminum, Inc.

10.2              Amendment to Letter of Intent dated September 29, 1997.


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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       IMCO RECYCLING INC.
                                       ("Registrant")



Date: October 1, 1997                  /s/ DON V. INGRAM
                                       -------------------------------
                                       Don V. Ingram
                                       Chairman of the Board





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                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
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
10.1              Letter of Intent dated as of September 15, 1997, by and
                  between the Company and Alchem Aluminum, Inc.

10.2              Amendment to Letter of Intent dated September 29, 1997.